      As filed with the Securities and Exchange Commission on July 9, 1998


                                                              File No. 333-40159
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                     GE FINANCIAL ASSURANCE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    54-1829180
                 (State of incorporation)                              (I.R.S. Employer Identification Number)

                             6604 WEST BROAD STREET
                            RICHMOND, VIRGINIA 23230
                                 (804) 281-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                 LEON E. RODAY                                  BRUCE C. BENNETT
   SENIOR VICE PRESIDENT AND GENERAL COUNSEL                ASSOCIATE GENERAL COUNSEL
     GE FINANCIAL ASSURANCE HOLDINGS, INC.            GENERAL ELECTRIC CAPITAL CORPORATION
            6604 WEST BROAD STREET                             260 LONG RIDGE ROAD
           RICHMOND, VIRGINIA 23230                        STAMFORD, CONNECTICUT 06927
                (804) 281-6000                                   (203) 357-4000

                                   COPIES TO:

           GARY I. HOROWITZ                      WINTHROP B. CONRAD, JR.
      SIMPSON THACHER & BARTLETT                  DAVIS POLK & WARDWELL
         425 LEXINGTON AVENUE                     450 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10017                 NEW YORK, NEW YORK 10017
            (212) 455-2000                           (212) 450-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    From time to time after the effective date of this Registration Statement as determined by market conditions.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to completion, dated July 9, 1998


PROSPECTUS

                     GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                DEBT SECURITIES

    GE Financial Assurance Holdings, Inc. ("GE Financial Assurance," and together with its subsidiaries, the "Company") may offer from time to time its senior, unsecured debt securities ("Debt Securities"). The Debt Securities are hereinafter in this Prospectus referred to as the "Debt Securities," although any series of Debt Securities to which the accompanying Prospectus Supplement relates may bear a different title. The term "Prospectus Supplement" as used herein includes any Pricing Supplement that accompanies any Prospectus Supplement that accompanies this Prospectus.

    The Debt Securities will be offered on terms determined at the time of sale. The accompanying Prospectus Supplement sets forth specifically with regard to the Debt Securities in respect of which this Prospectus is being delivered:

    - the title of the Debt Securities,

    - the aggregate principal amount offered,

    - the currency, currencies or currency units in which payments on the Debt Securities are payable,

    - the rate or method of calculation, and the dates of payment of interest, if any,

    - the date or dates from which such interest shall accrue,

    - the method of determining holders to whom any such interest shall be payable,

    - the authorized denominations, if other than as provided herein,

    - the maturity,

    - the offering price or terms,

    - the terms of any sinking fund, purchase fund or mandatory redemption, and of any redemption or repayment at the option of GE Financial Assurance or the holder,

    - the underwriter or underwriters or agent or agents, if any, for the Debt Securities, their compensation or the basis of determining the same and the net proceeds to GE Financial Assurance, and

    - the exchanges, if any, on which the Debt Securities may be listed.

    The Debt Securities will be sold either through underwriters or dealers, through agents designated from time to time, or directly by GE Financial Assurance.

    SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE DEBT SECURITIES.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

      , 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF DEBT SECURITIES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE DEBT SECURITIES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE DEBT SECURITIES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THE OFFERING NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

    WITH RESPECT TO THE FIRST OFFERING OF DEBT SECURITIES HEREUNDER, UNTIL 25 DAYS AFTER THE DATE OF THE PROSPECTUS SUPPLEMENT RELATING TO SUCH OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN SUCH DEBT SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION OF SUCH DEBT SECURITIES, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GE FINANCIAL ASSURANCE OR BY ANY AGENT, UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GE FINANCIAL ASSURANCE SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                              -------------------

                             AVAILABLE INFORMATION

    GE Financial Assurance is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports and other information which contain information about GE Financial Assurance with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov. which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.
                              -------------------

    GE Financial Assurance is not required to deliver annual reports to its security holders pursuant to the 1934 Act or any stock exchange requirement. Copies of its annual, quarterly and periodic reports to the Commission on Forms 10-K, 10-Q and 8-K (containing financial information audited by independent accountants in the case of its annual report on Form 10-K) are required to be furnished to the trustee under the indenture pursuant to which the Debt Securities will be issued.

                      DOCUMENTS INCORPORATED BY REFERENCE

    There is hereby incorporated in this Prospectus by reference GE Financial Assurance's Registration Statement on Form 10 filed with the Commission pursuant to Section 12(g) of the 1934 Act, to which reference is hereby made.

    All documents filed by GE Financial Assurance pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of the initial filing of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering of the Debt Securities offered by the accompanying Prospectus Supplement shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

    GE Financial Assurance hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Stephen N. DeVos, Vice President and Controller, GE Financial Assurance Holdings, Inc., 6604 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

                                  RISK FACTORS

    Prospective investors should consider carefully the following factors before purchasing any Debt Securities offered hereby.

REGULATORY RESTRICTIONS ON DECLARATION OF DIVIDENDS BY A SUBSIDIARY

    Because the operations of GE Financial Assurance are conducted through its subsidiaries, GE Financial Assurance is dependent upon dividends from its subsidiaries to service its debt and meet its other obligations. The payment of dividends and other payments to GE Financial Assurance by its subsidiaries is subject to regulatory approval by various state insurance departments. See "The Company--Insurance Regulation" and "Description of Debt Securities--General."

SUBORDINATION OF THE NOTES TO THE OBLIGATIONS OF THE SUBSIDIARIES

    GE Financial Assurance is a non-operating holding company which conducts its business through its subsidiaries. The Debt Securities will be effectively subordinated to the liabilities of GE Financial Assurance's subsidiaries. In the event of the insolvency, liquidation or other reorganization of any of GE Financial Assurance's insurance subsidiaries, the creditors and shareholders of GE Financial Assurance would have no right to proceed against any such subsidiary or to cause the liquidation or bankruptcy of any such subsidiary under federal or state bankruptcy laws. The insurance laws of the domiciliary state would govern such proceedings and the relevant insurance commissioner would act as liquidator or rehabilitator for the subsidiary. Creditors and policyholders of any such subsidiary would be entitled to payment in full from the assets of the subsidiary before GE Financial Assurance, as a shareholder, would be entitled to receive any distribution therefrom. See "Description of Debt Securities--General."

LEGISLATIVE AND REGULATORY PROPOSALS

    The Company is subject to comprehensive state regulation and supervision throughout the United States. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, admitting assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amounts and valuation of investments permitted. State insurance regulators and the National Association of Insurance Commissioners ("NAIC") are continually re-examining existing laws and regulations.

    In addition to state regulation, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry, and thus the Company. For example, Congress has from time to time considered legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products. It is not possible to predict whether future state or federal legislation or regulation adversely affecting the insurance industry may be enacted or, if enacted, the extent to which such legislation or regulation would have an effect on the Company and its competitors. See "The Company--Insurance Regulation."

COMPETITION

    GE Financial Assurance and its subsidiaries operate in a highly competitive environment. While the Company believes it has assembled a unique collection of products and distribution channels, there are competitors that have also assembled a similar array of financial products and have similar strategic goals. The Company competes with other financial services companies, such as banks, thrift institutions, third party marketers, investment companies, and brokerage firms which offer investment, insurance and other products similar to those offered by the Company. Competition from banks and other financial institutions is likely to increase as the regulations currently in existence are revised by legislation, judicial determinations or administrative rulings. Although the effect of these developments on GE Financial Assurance and its subsidiaries and their competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products could be materially impacted in the future. Also, several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended (the "Glass-Steagall Act"), and the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), have been made by members of Congress and the Executive Branch. Certain of these proposals would repeal or modify the current restrictions that prevent banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, what their potential effect on the Company or its competitors would be. See "The Company--Competition."

TRANSACTIONS INVOLVING ISSUANCE OR ASSUMPTION OF DEBT

    The Indenture does not contain any provisions that limit the ability of GE Financial Assurance to incur indebtedness or that afford holders of Debt Securities protection in the event General Electric Capital Corporation ("GE Capital"), as sole shareholder of GE Financial Assurance, causes GE Financial Assurance to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

TAXPAYER RELIEF ACT OF 1997

    Among the Company's principal products are deferred annuities, both fixed and variable. During the accumulation period of a deferred annuity, amounts credited by the Company accrue on a tax deferred basis to the policy owner. When the policy owner withdraws amounts from the annuity, proceeds are taxed as ordinary income rather than as capital gains. This differs from the tax treatment applicable to certain other investments, such as mutual funds, where proceeds are generally taxed as capital gains. The Taxpayer Relief Act of 1997 (the "Act") reduces the maximum tax rate on capital gains of individuals from 28% to 20% on assets held 18 months or longer. Thus, the Act may make other investments, such as mutual funds, relatively more attractive to certain investors than deferred annuities. It is not possible to predict what the actual effect of the Act on the Company will be.

RATINGS

    Concerns regarding the financial stability of insurance companies have resulted in emphasis being placed upon insurance company ratings and have created some measure of competitive advantage for insurance carriers with higher ratings. There can be no assurance that the ratings for GE Financial Assurance's subsidiaries will be maintained. Any downgrade in the ratings of GE Financial Assurance's material subsidiaries could impact the Company's ability to write new business. See "The Company-- Ratings."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained herein contain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                  THE COMPANY

    GE Financial Assurance, through its direct and indirect subsidiaries, is principally engaged in the life insurance and annuity business primarily in the United States and increasingly abroad. All the outstanding common stock of GE Financial Assurance is owned by GE Capital, a wholly owned subsidiary of General Electric Capital Services, Inc. The Company's principal executive offices are located at 6604 West Broad Street, Richmond, Virginia 23230 (telephone (804) 281-6000).

OWNERSHIP OF THE COMPANY

    GE Capital operates in four financing industry segments and in a specialty insurance industry segment. GE Capital's financing activities include a full range of middle-market leasing and lending, equipment management sales and services, specialized financing and consumer services. GE Capital's specialty insurance activities include providing financial guaranty insurance, principally on municipal bonds and structured finance issues, private mortgage insurance and creditor insurance covering international customer loan repayments. The long-term debt obligations of GE Capital are rated "AAA" by Standard & Poor's Corporation ("S&P") and "Aaa" by Moody's Investors Services, Inc. ("Moody's").

GENERAL DESCRIPTION OF BUSINESS

    GE Financial Assurance is a holding company that through its subsidiaries provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products primarily in the United States. The Company effectively began operations in April 1993 with the acquisition of GNA Corporation and its principal operating company, Great Northern Insured Annuity Corporation. The Company has continued to broaden its operations through a series of acquisitions consummated since 1993. See "The Company--Significant Acquisitions." The Company's product offerings are divided along two major segments of consumer needs: (i) Wealth Accumulation and Transfer and (ii) Wealth and Lifestyle Protection.

    The Company's principal product lines under the Wealth Accumulation and Transfer segment are (i) annuities (deferred and immediate; either fixed or variable), (ii) life insurance (universal, term, ordinary and group), (iii) guaranteed investment contracts ("GICs") and (iv) mutual funds. Wealth Accumulation and Transfer products are used by customers as vehicles for accumulating wealth, often on a tax-deferred basis, transferring wealth to beneficiaries, or providing a means to replace the insured's income in the event of premature death. The Company's distribution of Wealth Accumulation and Transfer products is accomplished through three distribution methods: (i) intermediaries, (ii) career or dedicated sales forces and (iii) marketing through businesses and affinity groups.

    The Company's principal product lines under the Wealth and Lifestyle Protection segment are (i) long-term care insurance, (ii) supplemental accident and health insurance, (iii) personal lines of automobile insurance and (iv) credit insurance. Wealth and Lifestyle Protection products are used by customers as vehicles to protect their income and assets from the adverse economic impacts of automobile accidents and related liabilities or significant health care costs or other unanticipated events that cause temporary or permanent loss of earnings capabilities (including the ability to repay certain indebtedness). The Company's distribution of Wealth and Lifestyle Protection products is accomplished through four distribution methods: (i) intermediaries, (ii) career or dedicated sales forces, (iii) marketing through businesses and affinity groups and (iv) direct marketing.

    The following table sets forth selected information regarding the Company presented on a basis consistent with generally accepted accounting principles ("GAAP").

                            SELECTED FINANCIAL DATA

                                                                   DECEMBER 31, (1)                      MARCH 28,
                                                 -----------------------------------------------------  -----------
                                                  1993(2)     1994       1995       1996       1997        1998
                                                 ---------  ---------  ---------  ---------  ---------  -----------
                                                 (DOLLARS IN MILLIONS)
AT END OF PERIOD
Invested Assets................................  $  12,256  $  14,845  $  18,470  $  35,810  $  39,469   $  40,017
Total Assets...................................     13,243     16,852     21,820     45,361     51,092      53,229
Policyholder Liabilities(3)....................     11,907     15,611     19,094     35,493     37,380      37,523
Debt Outstanding...............................         31         38         12        278      1,337       1,965
Shareholder's Interest.........................      1,127        992      2,319      5,721      6,958       7,061
FOR THE PERIOD THEN ENDED
Premiums.......................................         26        149        485      1,386      2,314         729
Total Revenues.................................        699      1,091      1,749      3,366      5,567       1,562
Net Income.....................................         44         72        101        229        425         112
Investment Contracts Issued....................        668      1,064      1,239      1,998      3,430         760

------------------------
(1) Comparability of financial information is affected by acquisitions by the Company in the periods presented. See "The Company--Significant Acquisitions."
(2) For the period prior to April 1, 1993, data relates to the operations of GNA Corporation, as the Company's predecessor.
(3) Includes future annuity and contract benefits, unearned premiums, liability for policy and contract claims, and other policyholder liabilities.

RECENT TRANSACTIONS

    On February 18, 1998, the Company reached a tentative agreement with a Japanese insurer, Toho Mutual Life Insurance Company ("Toho") to purchase the operating infrastructure of Toho. In connection with this agreement, the Company and Toho jointly capitalized a new insurance company ("GE Edison Life Insurance Company") that will sell life, health and annuity products in the Japanese market. GE Edison Life Insurance Company will originate and underwrite all of the new business activity. Existing Toho business remains with Toho with the exception of certain term life insurance business ceded to GE Edison Life Insurance Company as described below. The Company's investment in GE Edison Life Insurance Company is approximately $576 million and includes 90% of the entity's voting interest. The transaction was completed on March 30, 1998. The Company believes that this transaction will provide a significant opportunity to participate in the large Japanese insurance market and to expand its global marketing capability and presence.

    As of March 28, 1998 the Company had received approximately $562 million from Toho and borrowed $565 million in order to capitalize GE Edison Life Insurance Company and purchase the operating infrastructure of Toho. These amounts are included in cash as of March 28, 1998 with applicable offsetting amounts in short-term borrowings, accounts payable and accrued expenses and minority interest. Subsequent to March 28, 1998, the Company paid Toho $547 million to acquire the operating infrastructure and $13 million to purchase certain tangible assets. Additionally, the Company paid Toho a ceding commission of $400 million in exchange for Toho transferring 50% of certain term life insurance reserves and certain other liquid assets approximating $391 million. GE Edison Life Insurance Company also entered into an agreement with Toho which contains certain modified coinsurance arrangements. These blocks of existing term life insurance provide an initial operations base for GE Edison Life Insurance Company.

    The Company acquired Colonial Penn Insurance Company and its subsidiaries ("Colonial Penn") from Leucadia Corporation on November 4, 1997. Colonial Penn is a low-cost direct marketer of personal lines of automobile insurance. Colonial Penn is included in the Company's Wealth and Lifestyle Protection segment. The Company believes that the acquisition of Colonial Penn will significantly increase its direct marketing capability.

STRATEGY

    The Company believes that changes in demographics such as the increased number of baby boomers entering middle and late middle age, longer life expectancies due to medical advances, the reduction in government- and employer-sponsored benefit programs and the increased need for estate planning for the most affluent group of retirees in history, have and will continue to increase the demand for innovative products and services to solve individual financial challenges. The Company's strategy is designed to take advantage of these trends by offering a broad array of products and services through the Company's four major channels of distribution. See "Marketing and Distribution."

    The Company's approach to this opportunity is to accumulate a number of businesses with unique product and distribution capabilities designed to deliver innovative products and services associated with accumulating, transferring and protecting the consumer's wealth and lifestyle. Most of the Company's products are targeted at middle to upper income consumers and individuals employed by small to mid-sized companies. To date, the Company has operated primarily in the United States and to a lesser extent in selected international markets. The Company's strategy consists of the following seven elements:

    - MARKETPLACE FOCUS. The Company's business units focus on key customer groups and distribution channels which are well positioned to maximize penetration into these groups. The Company believes that its customers are becoming increasingly sophisticated in assessing their needs for savings, insurance and retirement. The Company's products and services are designed to meet needs based on input from customers and the distributors who service them. To enable the Company to obtain this input, it endeavors to create and maintain direct contact with its key customer groups, as well as the distributors who service them.

    - COST LEADERSHIP. The Company recognizes that consolidation in the financial services industry will create fewer, but larger competitors. Effective competition will be dependent upon, among other things, the Company's ability to reduce its expenses through the elimination of duplicate functions and the use of enhanced technology. The Company's continued commitment to bring together its recent acquisitions into an integrated platform with common information systems is designed to create a competitive advantage in the marketplace.

    - GROW CAPABILITIES AND ENTER NEW MARKETS. GE Financial Assurance has acquired a number of companies which offer a broad array of products and services designed to address the wealth accumulation and transfer and wealth and lifestyle protection needs of consumers. While the Company's primary focus will be on increasing its sales of existing products by enhancing its marketing and sales, product development and service capabilities, the Company will continue to consider opportunities to enter new markets. Entry into these new markets will be accomplished through (1) development of new products for sale through existing channels, (2) development of new products to serve new channels, (3) creation of new distribution segments within established channels and (4) acquisition of entities with an established presence in existing markets or distribution channels.

    - LEVERAGE EXISTING DISTRIBUTION. GE Financial Assurance's distribution strategy is focused on penetrating its targeted consumers through four types of distribution methods: (i) intermediaries, (ii) career or dedicated sales forces, (iii) marketing through businesses and affinity groups and (iv) direct marketing. In each distribution type, internal growth will be driven by the effective cross-marketing of selected products, and enhancing the presence, effectiveness, and loyalty of the distributors. While the Company believes that the diversity of its distribution channels is a competitive advantage, it recognizes the need to coordinate its efforts to provide a unified face to its customers and distributors. The Company has worked, and will continue to work, to promptly integrate its recent acquisitions, many of which have enhanced existing distribution channels or added new ones. See--"Marketing and Distribution."

    - PURSUE NEW DISTRIBUTION. A key component of GE Financial Assurance's strategy is to continue to diversify its distribution channels. Many of the Company's acquisitions have provided new distribution channels. The Company believes that its multiplicity of distribution channels will continue to be an important competitive advantage as the financial services industry becomes less regulated and the Company is faced with increased competition. New distribution opportunities could arise in many forms resulting in a variety of new relationships (i.e. acquisitions, alliances, partnering, reinsurance and de novo operations).

    - INTERNATIONAL EXPANSION. The Company recognizes that demographic trends similar to those existing in the United States are also emerging in other developed countries. Additionally, other markets are in the process of developing financial services capabilities currently available in the United States. The Company continually monitors these developments and considers opportunities to participate in these markets. GE Financial Assurance believes that industrialization and expansion of the middle class in Asia and Latin America and the consolidation of the financial services industry in Europe will create opportunities for international expansion in the future.

    - STRONG OPERATING FUNDAMENTALS. The Company's dedication to providing quality products to its customers, maintaining strong risk management and compliance and utilizing technology for competitive advantage all provide a solid foundation for the Company's successful execution of its business strategy. Risk management and compliance have been a long-standing strength of GE Capital, and the Company has developed processes and practices appropriate for its operating businesses using GE Capital's practices and experience as a guide. The Company believes that its commitment to technology, as demonstrated by its upgrading of its life insurance administration and underwriting systems and its development of integrated computer systems which propose, issue and administer various types of complex contracts, will enable the Company and its distributors to be increasingly more productive and thus provide competitive advantages in the marketplace.

SIGNIFICANT ACQUISITIONS

    The Company effectively began operations in April 1993 with the acquisition of GNA Corporation and its principal operating company Great Northern Insured Annuity Corporation. The Company has continued to broaden its operations through a series of acquisitions since 1993. The following table sets forth the primary acquisitions that GE Financial Assurance has made over the last few years with a brief description of the new products and principal distribution channels each acquisition brought to GE Financial Assurance.

ACQUISITION                            DATE               PRINCIPAL PRODUCTS        PRINCIPAL DISTRIBUTION CHANNEL
------------------------------  ------------------  ------------------------------  ------------------------------
GNA Corporation                 April 1993          Deferred annuities and mutual   Intermediaries
                                                    funds

United Pacific Life Insurance   July 1993           Deferred annuities and          Intermediaries
  Co. (subsequently renamed                         structured settlements
  General Electric Capital
  Assurance Company)

The Federal Home Life           November 1994       Annuities, supplemental         Career or dedicated sales
  Companies                                         accident and health and credit  force and intermediaries
                                                    products

AMEX Life Assurance Company     October 1995        Long-term care and              Career or dedicated sales
  (subsequently merged into                         corporate-owned life insurance  force
  General Electric Capital
  Assurance Company)

Union Fidelity Life Insurance   April 1996          Credit products and             Direct marketing and marketing
  Company                                           supplemental accident and       through businesses and
                                                    health products                 affinity groups

The Life Insurance Company of   April 1996          Variable annuities, universal   Intermediaries and career or
  Virginia                                          life insurance and GICs         dedicated sales force

First Colony Life Insurance     December 1996       Life insurance, retirement      Intermediaries
  Company                                           annuities and structured
                                                    settlements

Colonial Penn Insurance         November 1997       Personal lines of automobile    Direct marketing
  Company                                           insurance

RATINGS

    GE Financial Assurance's principal subsidiaries are rated by A.M. Best Company, an independent rating agency ("A.M. Best"), as follows:

COMPANY                                                                                     RATING
------------------------------------------------------------------------------------  ------------------
First Colony Life Insurance Company.................................................  A++ (superior)
General Electric Capital Assurance Company..........................................  A+ (superior)
GE Capital Life Assurance Company of New York.......................................  A+ (superior)
American Mayflower Life Insurance Company of New York...............................  A+ (superior)
Federal Home Life Insurance Company.................................................  A+ (superior)
The Harvest Life Insurance Company..................................................  A+ (superior)
The Life Insurance Company of Virginia..............................................  A+ (superior)
Great Northern Insured Annuity Corporation..........................................  A+ (superior)
Union Fidelity Life Insurance Company...............................................  A (excellent)
Colonial Penn Insurance Company.....................................................  A- (excellent)
PHF Life Insurance Company..........................................................  B+ (very good)

    A.M. Best's ratings for insurance companies currently range from A++ to F, and some companies are not rated. A.M. Best's ratings are based upon an evaluation of a company's: (i) financial strength (leverage/ capitalization, capital structure/holding company, quality and appropriateness of reinsurance program, adequacy of loss/policy reserves, quality and diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives) and (iii) market profile (market risk, competitive market position, spread of risk, and event risk). "A++" and "A+" ratings are assigned to those companies that in A.M. Best's opinion have, on balance, superior financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have a very strong ability to meet their ongoing obligations to policyholders. "A" and "A-" ratings are assigned to those companies that in A.M. Best's opinion have, on balance, excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have a strong ability to meet their ongoing obligations to policyholders. "B+" ratings are assigned to those companies that in A.M. Best's opinion have, on balance, very good financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have a good ability to meet their ongoing obligations to policyholders. A.M. Best's ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

PRODUCTS

    WEALTH ACCUMULATION AND TRANSFER PRODUCTS

    ANNUAL LIFE INSURANCE

    The following table presents the aggregate amount of annual life insurance the Company had in force as of the dates indicated.

                         ANNUAL LIFE INSURANCE IN FORCE

                                                                                                   AS OF DECEMBER 31,
                                                                                            ---------------------------------
                                                                                               1995        1996       1997
                                                                                               -----     ---------  ---------

                                                                                                  (DOLLARS IN MILLIONS)
Annualized Premiums of Life Insurance in Force:
  Term....................................................................................   $       1   $     442  $     503
  Permanent...............................................................................          30         462        503
                                                                                                   ---   ---------  ---------
    Total.................................................................................   $      31   $     904  $   1,006
                                                                                                   ---   ---------  ---------
                                                                                                   ---   ---------  ---------

    The following table presents total sales of the Company's annual life insurance products for the periods presented.

                 DISTRIBUTION OF ANNUAL LIFE INSURANCE POLICIES

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                             ---------------------------------
                                                                                                1995        1996       1997
                                                                                                -----     ---------  ---------

                                                                                                   (DOLLARS IN MILLIONS)
Annual Life Insurance:
  Term.....................................................................................   $      --   $       7  $     100
  Permanent................................................................................          32         105        194
                                                                                                    ---   ---------  ---------
    Total..................................................................................   $      32   $     112  $     294
                                                                                                    ---   ---------  ---------
                                                                                                    ---   ---------  ---------

    TERM LIFE INSURANCE. Term life insurance provides life insurance protection for a limited time: a death benefit is paid only if the insured dies during the specified term. The Company's term life insurance products include competitively priced graded premium whole life insurance products that offer low cost insurance protection. These products generally have level premiums for initial terms of 1, 5, 10, 15, 20 or 30 years and give the policyholder the contractual right to continue coverage for life.

    PERMANENT LIFE INSURANCE. Permanent life insurance provides life insurance protection for the entire life of the insured and, unlike term life insurance, has an investment component. The Company's permanent life insurance products include a variety of guaranteed premium interest-sensitive whole life insurance, universal life insurance, and employee plans/salary savings products.

    IMPAIRED RISK UNDERWRITING. An insured who is an impaired risk has a shorter life expectancy than one who is accepted on a standard or preferred basis at normal rates; for this reason the insured pays a higher premium for the same coverage. During 1997, approximately 8% of the Company's life insurance premiums and 5% of the face amount of its new business was underwritten on an impaired risk basis. The Company's impaired risk underwriting capability was acquired as part of the Life of Virginia and First Colony acquisitions in 1996. Prior to that date, the amount of the Company's life insurance premiums represented by impaired risk business was not material.

    The following table identifies those states that accounted for 5% or more of the Company's annual life insurance premiums collected during 1997 (includes a small amount of single premium life insurance).

                ANNUAL LIFE INSURANCE PREMIUMS PRODUCED BY STATE

                                                                              YEAR ENDED
STATE                                                                      DECEMBER 31, 1997
------------------------------------------------------------------  -------------------------------
                                                                      (PERCENT OF TOTAL PREMIUMS)
California........................................................                    11%
Virginia..........................................................                    11
Florida...........................................................                     8
New York..........................................................                     6
Texas.............................................................                     5

    SINGLE PREMIUM IMMEDIATE ANNUITIES

    The following table presents the aggregate amount of single premium immediate annuities ("SPIAs") in force measured by reserves as of the dates indicated.

                  SINGLE PREMIUM IMMEDIATE ANNUITIES IN FORCE

                                                                                          AS OF DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------

                                                                                         (DOLLARS IN MILLIONS)
Single Premium Immediate Annuities:
  Structured Settlement...........................................................  $   2,426  $   8,041  $   8,590
  Retirement......................................................................      1,615      2,617      2,663
                                                                                    ---------  ---------  ---------
    Total.........................................................................  $   4,041  $  10,658  $  11,253
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    SPIAs provide long-term guaranteed benefit payment streams utilizing a fixed interest assumption. SPIAs guarantee a stream of payments beginning immediately and continuing over a future period of years and, in some cases, for the life of the annuitant. The Company's SPIAs fall into two categories: structured settlement and retirement.

    SPIAs differ from deferred annuities in that they generally provide for payments to begin immediately, are not subject to surrender or borrowing by the policyholder and the payment stream is contractually guaranteed. The implicit interest rate on SPIAs is based on market conditions when the policy is issued and is guaranteed for the term of the annuity. Since immediate annuities are not subject to surrender or borrowing by the policyholder, they provide the opportunity for an insurance company to match closely the underlying investment of premium received to the cash benefits to be paid under a policy, thereby providing an anticipated margin for expenses and profit, subject to mortality risk. The Company is one of the few companies that offers medically underwritten annuities. This allows retirees with medical conditions that could shorten their life expectancies to purchase annuities at lower prices or higher payouts which reflect their individual life expectancies.

    The following table presents total sales of the Company's single premium immediate annuity products for the periods presented. Premiums related to single premium immediate annuity contracts without life contingencies are reported as deposit liabilities under GAAP.

               DISTRIBUTION OF SINGLE PREMIUM IMMEDIATE ANNUITIES

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                            -------------------------------
                                                                                              1995       1996       1997
                                                                                            ---------  ---------  ---------

                                                                                                 (DOLLARS IN MILLIONS)
Single Premium Immediate Annuities:
  Structured Settlement...................................................................  $     188  $     303  $     676
  Retirement..............................................................................         19         39        213
                                                                                            ---------  ---------  ---------
    Total.................................................................................  $     207  $     342  $     889
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

    SINGLE PREMIUM IMMEDIATE ANNUITIES-STRUCTURED SETTLEMENT. Structured settlements provide an alternative to a lump sum settlement in a personal injury case and are generally purchased by property and casualty insurance companies for the benefit of an injured claimant with benefits scheduled over a fixed period and/or for the life of the claimant thereafter. Structured settlements offer tax advantaged long-range financial security to the injured party and facilitate claim settlement for the casualty insurance carrier. First Colony Life Insurance Company ("First Colony") was a pioneer in this business in the late 1970's and early 1980's and has consistently been a significant provider since the market's inception. GE Capital Assurance has been a significant provider since 1993.

    Structured settlement contracts are long-term in nature, guarantee a fixed benefit stream and generally cannot be surrendered or borrowed against. Since many structured settlement contracts generally provide for guaranteed payments for a predetermined period that do not depend on the survival of the annuitant, the mortality risk portion of the Company's liability with respect to such policies is relatively small.

    SINGLE PREMIUM IMMEDIATE ANNUITIES-RETIREMENT. SPIAs used for retirement purposes are identical to those used to facilitate structured settlements in that payments begin immediately, cannot be surrendered or borrowed against and guarantee a fixed stream of benefits. Retirement annuities are typically sold to older annuitants and therefore are somewhat shorter in average contract life than structured settlement annuities.

    The Company has been able to use much of the technology it developed in the structured settlement annuity market to its advantage in the retirement annuity market. Its software allows agents to design and quote innovative and customized income patterns for their clients.

    SINGLE PREMIUM LIFE INSURANCE, SINGLE PREMIUM DEFERRED ANNUITIES AND GICS

    The following table presents the Company's single premium life insurance, single premium deferred annuities and GICs in force for the periods presented. Premiums related to these products are reported as deposit liabilities under GAAP.

                         SINGLE PREMIUM LIFE INSURANCE,
                       SINGLE PREMIUM DEFERRED ANNUITIES
                               AND GICS IN FORCE

                                                                                         AS OF DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------

                                                                                        (DOLLARS IN MILLIONS)
Single Premium Life Insurance....................................................  $     657  $   2,551  $   2,634
Single Premium Deferred Annuities
  Fixed..........................................................................     10,434     13,277     12,545
  Variable.......................................................................         18      3,167      4,590
GICs.............................................................................         --      1,341      1,606
Other............................................................................         15        145        143
                                                                                   ---------  ---------  ---------
      Total......................................................................  $  11,124  $  20,481  $  21,518
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

               DISTRIBUTION OF SINGLE PREMIUM LIFE INSURANCE AND
                 SINGLE PREMIUM DEFERRED ANNUITY AND GIC SALES

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------

                                                                                           (DOLLARS IN MILLIONS)
Single Premium Life Insurance.......................................................  $       4  $      25  $      77
Single Premium Deferred Annuities
  Fixed.............................................................................      1,060        756        712
  Variable..........................................................................         17        796      1,032
GICs................................................................................         --        245        544
                                                                                      ---------  ---------  ---------
    Total...........................................................................  $   1,081  $   1,822  $   2,365
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    The following table identifies those states that accounted for 5% or more of the Company's 1997 production of annuities.

                          ANNUITY PRODUCTION BY STATE

                                                                              YEAR ENDED
STATE                                                                      DECEMBER 31, 1997
------------------------------------------------------------------  -------------------------------
                                                                      (PERCENT OF TOTAL PREMIUMS)
Virginia..........................................................                    14%
Washington........................................................                    13
California........................................................                     8
New York..........................................................                     8
Florida...........................................................                     8

    SINGLE PREMIUM LIFE INSURANCE

    The Company's single premium life insurance products are interest rate-sensitive policies that, for a single payment, provide the insured with non-participating life insurance with a guaranteed cash value and death benefit. Current interest is credited to the policy's cash values based upon interest rates that are revised periodically by the Company to reflect current economic conditions. In most cases, this accrual of interest during the accumulation period is on a tax-deferred basis to the insured. The Company guarantees that in no event will the interest rate credited on cash values be less than the guaranteed rate specified in the policy. The policy owner is permitted to take loans and withdrawals against the cash value. Withdrawals in the early years of the contract are subject to a significant surrender charge. In 1997, most policies being issued provide surrender charges which are 8% for the first six policy years and decrease to zero over the subsequent 10-year period. The product permits up to a 10% annual withdrawal without penalty.

    SINGLE PREMIUM DEFERRED ANNUITIES

    FIXED ANNUITIES. A fixed single premium deferred annuity (an "SPDA") provides for a single premium payment at time of issue, an accumulation period and an annuity payout period at some future date. During the accumulation period, the insurance company credits the account value of the annuitant with interest earnings at a current interest rate (the "crediting rate") that is guaranteed for a period of one to five years, at the annuitant's option, and, thereafter, is subject to change based on prevailing market rates and product profitability. Each contract also has a minimum guaranteed rate. This accrual of interest during the accumulation period is on a tax deferred basis to the policy owner. After the number of years specified in the annuity contract, the owner may elect to take the proceeds of the annuity as a single payment, a specified income for life or a specified income for a fixed number of years. The policy owner is permitted at any time during the accumulation period to withdraw all or part of the single premium paid plus the amount credited to his account. Withdrawals in the early years of the contract are subject to a significant surrender charge. In 1997, policies being issued provide surrender charges which vary from 5% to 8% of the account value starting in the year of policy issue and decrease to zero over a five to nine year period. SPDAs permit up to a 10% annual withdrawal after the first twelve months without penalty.

    At least once each month the Company establishes an interest crediting rate for its new fixed SPDA policies. In determining the Company's interest crediting rate on new policies, management considers the competitive position of the Company, prevailing market rates and the profitability of the annuity product. The Company maintains the initial crediting rate for a minimum period of one year. Thereafter, the Company may adjust the crediting rate not more frequently than once per year for a given SPDA policy. Interest rates credited on the Company's in-force SPDA policies ranged from 4.0% to 7.6% at December 31, 1997. All of the Company's annuity products have minimum guaranteed crediting rates ranging from 3.0% to 5.5% for the life of the policy.

    The Company offers an SPDA product where the amount of interest credited is linked to the S&P 500 Index. This indexed annuity allows customers to participate in the growth in the S&P 500 while providing protection of principal and a guaranteed return. The guaranteed minimum crediting rate on the product is

3% per annum. The product has a ten-year surrender charge period with surrender charges of 8%. The Company earns an annual administrative fee on the product which is computed based on the policy's accumulated value.

    VARIABLE ANNUITIES. A variable annuity incorporates all the features of a fixed SPDA, but also involves maintaining a portion of the policyholders' premiums in a separate account maintained for variable annuities, distinct from the Company's general assets and liabilities. Policyholders have discretion to allocate their premiums among several available fund options (mutual funds and other investment funds, including a fixed account, which is held by the Company). The cash surrender value of a variable annuity policy depends on the performance of these underlying funds, which the policyholder may reallocate from time to time. There is no guaranteed minimum rate in the mutual fund components of variable annuity policies. Similarly, during the variable annuity's payout period, the payments distributed to the annuitant fluctuate with the performance of the underlying funds selected by the annuitant. Variable annuities provide the Company with fee based revenue in the form of management and administrative fees charged to the policyholder's account.

    GICS

    GICs are deposit-type products that provide a guaranteed return (on a fixed or indexed basis) to the contract holder. GICs are purchased by Employee Retirement Income Security Act ("ERISA") qualified defined contribution plans, including but not limited to, 401(k) plans where plan participants elect a stable value option. Funding Agreements, which operate substantially similarly to GICs, are purchased by institutional accredited investors for various kinds of plans and programs that are not ERISA qualified. Examples of such agreements include money market funds, bank common trust funds and other corporate and trust accounts.

    GICs credit interest at fixed or indexed interest rates (determined by market conditions) and fixed GICs have a fixed maturity ranging from three to five years, both of which are set at the time of sale. Substantially all GICs allow for the payment of benefits at contract value to ERISA plan participants in the event of death, disability, retirement or change in investment election. The Company underwrites these risks before placing a GIC with a plan. In addition, the Company requires plans buying its GICs to have certain restrictions on participant transfers to money market and similar funds in order to reduce disintermediation risk. The Company's GICs can also be terminated prior to their maturity by the contract holder, but only after an adjustment to the contract value for changes in the level of interest rates and the application of a significant penalty (net payment amount may not exceed contract value). Funding Agreements credit interest at a rate that is indexed to LIBOR (London Interbank Offered Rate). These contracts are renewed annually, however, either the Company or the contract holders can terminate the Funding Agreement with seven days' notice.

    MUTUAL FUNDS

    Since 1987, a predecessor to the Company has marketed and managed mutual funds under the Investors Trust name. On September 26, 1997, the various Investors Trust mutual funds were merged into mutual funds (the "GE Funds") with similar investment composition and objectives managed by General Electric Investment Management Incorporated ("GEIM"), a wholly owned subsidiary of General Electric Company and an affiliate of the Company. The Company offers the GE Funds to retail customers through its bank and other distribution channels.

    In addition, the Company markets GE Investments Funds, Inc. ("GEI Funds"), a family of mutual funds also managed by GEIM and offered exclusively as investment vehicles for certain variable annuity contracts and variable life insurance contracts issued by the Company or by other insurers, and for qualified pension and retirement plans.

    WEALTH AND LIFESTYLE PROTECTION PRODUCTS

    The Company's Wealth and Lifestyle Protection product lines include long-term care insurance, supplemental accident and health, medicare supplement, credit insurance and automobile insurance.

    The following table presents total sales of the Company's Wealth and Lifestyle Protection products for the periods presented.

            DISTRIBUTION OF WEALTH AND LIFESTYLE PROTECTION PRODUCTS

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                          -------------------------------
                                                                                            1995       1996       1997
                                                                                          ---------  ---------  ---------

                                                                                               (DOLLARS IN MILLIONS)
Long-Term Care..........................................................................  $      27  $      83  $     109
Supplemental Accident and Health (including Medicare Supplement)........................         41        123        102
Credit Insurance........................................................................         39         48         74
Automobile Insurance....................................................................         --         --         17
                                                                                          ---------  ---------  ---------
    Total...............................................................................  $     107  $     254  $     302
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

    LONG-TERM CARE INSURANCE

    The Company is one of two leading companies in the sale of individual long-term care insurance policies when measured by first-year annualized premium and policies in force. Such policies provide coverage within prescribed limits, for nursing home, community and in-home care. The long-term care insurance plans are sold to senior citizens (primarily 60 years of age or older). Long-term care insurance policies are expected to account for an increasing percentage of the Company's wealth and lifestyle protection premiums because of the growing demand for such products among senior citizens, especially in the area of home health care.

    Current nursing home coverages in force include both expense incurred and daily fixed dollar benefit policies. Currently, only expense incurred policies are being sold, with an elimination period (which, similar to a deductible, requires the insured to pay for a certain number of days of nursing home care before the insurance coverage begins) and a maximum benefit period. Home health care benefits also have an elimination period, and pay covered charges, after Medicare coordination, subject to a daily or weekly maximum dollar limit and an overall maximum. The applicant may select from one of several available benefits levels.

    The Company's policies are guaranteed renewable and, consequently, the Company has the right to change premiums by policy class, but not based on age or health of any individual.

    SUPPLEMENTAL ACCIDENT AND HEALTH

    The Company offers supplemental accident, health and disability products to employer and employee groups, associations and other affinity groups and residents of farm and rural communities. The Company markets supplemental accident and health products because it believes that offering a broad range of products is essential in order to be a preferred provider of benefits effectively meeting the needs of employers and consumers. The Company's supplemental accident and health products include a variety of coverages such as medicare supplement products (described below), specified disease policies, hospital indemnity coverages, accident policies and disability income policies. These policies pay for the policyholder's medical costs directly (after certain deductibles or co-payment arrangements have been met), pay a lump sum upon the occurrence of a covered event, or in the case of disability income, provide continuous payments to insureds during periods of disability. Many of the Company's supplemental accident and health products have defined benefit limits. The Company has a maximum retention of risk per any single case or individual which limits risk in the event that its claims experience deviates from the assumptions used in setting premium rates.

    MEDICARE SUPPLEMENT

    Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover, such as the deductible and coinsurance costs (in which the insured and Medicare share the costs of medical expenses) and specified losses which exceed the federal program's maximum benefits. In marketing these products, the Company concentrates on individuals who have just reached the age of 65 and, thus, have become eligible for Medicare. Approximately one-half of the Company's new sales of Medicare supplement policies are to individuals who have just reached age 65. The Company's Medicare supplement plans automatically adjust coverages to reflect changes in Medicare benefits. Premium increases on the Company's Medicare supplement policies must be approved by the insurance departments of each state in which the Company sells such products.

    CREDIT INSURANCE

    The Company's credit insurance operations consist of life and accident and health insurance coverages offered to consumer debtors, chiefly through banks and finance companies. Typically, this insurance will pay outstanding loan obligations in the event of an insured loss. This coverage is issued on either the single-premium or outstanding loan balance basis. Credit life is sold on a reducing or level-term basis and is available on a single-life or, if permitted by state law, on a joint-life basis where the related loan is co-signed. Credit accident and health insurance will normally only be written by the Company in conjunction with credit life insurance. The maximum term is generally 10 years for credit life insurance and five to six years for credit accident and health insurance. During 1997, maximum issue age for credit life and credit accident and health insurance is 70 and 66, respectively. All of the foregoing terms and limits are subject to statutory requirements which may vary from state to state.

    The Company currently reinsures a portion of its credit insurance risk through an affiliate, which also offers reinsurance to third parties.

    AUTOMOBILE INSURANCE

    The Company, through its recent acquisition of Colonial Penn primarily writes personal automobile insurance which covers the legal liability of individuals arising out of the ownership or operation of an automobile and also provides physical damage insurance on the automobile, medical payments insurance and protection against uninsured motorists. All of the Company's personal automobile insurance policies are written for a term of one year. In many states, however, the Company offers a "guaranteed lifetime protection" provision to certain qualifying policyholders that ensures their policies will be renewed at rates then in effect for their classification.

    PRODUCT/SERVICE CENTERS

    The Company has established five primary product/service centers for creating and servicing its products for its businesses as follows: (i) the fixed life and annuities business primarily operates in Lynchburg, Virginia; (ii) the variable life and annuities business primarily operates in Richmond, Virginia;
(iii) the long-term care insurance business primarily operates in San Rafael, California; (iv) the supplemental accident and health insurance and credit insurance business primarily operates in Trevose, Pennsylvania; and (v) the automobile insurance business primarily operates in Valley Forge, Pennsylvania.

MARKETING AND DISTRIBUTION

    The Company distributes its products through four primary channels:

    - Intermediaries, such as brokerage general agents ("BGAs"), banks, securities brokerage firms, personal producing general agents ("PPGAs") and specialized brokers;

    - Career or dedicated sales forces;

    - Marketing through businesses and affinity groups; and

    - Direct marketing.

    INTERMEDIARIES

    BGAS. The Company distributes many of its products (including fixed and variable annuities and life products, long term care, universal and term life insurance (including impaired risk underwriting), and immediate annuities) through more than 250 independent insurance brokerage firms located throughout the United States. These BGAs market the Company's products through approximately 150,000 licensed insurance agents or brokers, who also represent other companies. The Company believes its consistent commitment to this system has helped earn it a reputation as a leading provider of life insurance among BGAs. The Company endeavors to be placed at the top of the BGAs' list of sources of insurance products and services in which the Company specializes. To achieve this objective the Company seeks to provide innovative and competitive products and services for BGA and end-customer needs, personalized quality service for the BGAs' agents and brokers and competitive pricing. Service offered by the Company to the BGAs' agents and brokers includes the opportunity to participate in the Company's First Colony University, an integrated insurance training curriculum which is recognized for its excellence throughout the industry. The Company also offers agents and brokers access to its automated PDQ system, a computer-based data access system which gives the agents and brokers instant access to data regarding their customers' policies and applications with the Company and information systems to run their businesses.

    The Company's commitment to the independent general agency system has allowed it to develop a loyal relationship with these general agencies. Of the Company's 20 leading BGAs in 1997 on the basis of commissions earned, most were among the leading general agents of the Company 10 years before. No individual general agency accounted for more than 7% of premiums produced in 1997, and the top ten general agencies collectively produced almost 32% of the Company's ordinary life insurance premiums by BGAs. The Company believes the loss of any one BGA relationship in any given year would not materially impact the Company's financial results.

    BANKS AND SECURITIES BROKERAGES. Banks are a significant distribution channel for the Company's fixed and variable annuities, life insurance products and mutual funds. The Company's credit life and credit accident and health insurance is also distributed primarily through banks, credit unions, and finance companies. Bank of America and The Chase Manhattan Bank are currently the largest bank distributors of the Company's products. During 1997, these banks generated 14% of the Company's annuity sales. While the loss of these two banks would not materially impact the Company's financial results, it could potentially reduce annual annuity sales by a material amount.

    Over the last few years distribution of the Company's products through securities brokerages has substantially increased, primarily due to the Company's acquisition of The Life Insurance Company of Virginia ("Life of Virginia") which distributed its variable annuity products through a large network of securities brokerage firms. In addition, a significant percentage of the Company's single premium immediate annuities are sold through major stock brokerage firms and banks.

    PPGAS. The Company sells through PPGAs some of its products under the Wealth Accumulation and Transfer segment, such as fixed and variable annuities and universal and term life insurance. PPGAs primarily include personal financial planners whose emphasis is on providing investment and insurance products to one of the Company's target customer groups. The Company believes that this segment presents an opportunity for growth within the intermediary distribution channel.

    SPECIALIZED BROKERS AND OTHER DISTRIBUTION. The Company's single premium immediate annuities used to facilitate structured settlements are sold through a network of specialized independent brokers. These brokers are skilled in claims negotiation and experts in the creation of benefit plans tailored to the needs of individual claimants and their families. As a pioneer in this industry, the Company has the oldest and largest distribution system in this market. Its products are sold through approximately 350 specialized brokers located throughout the United States. The Company's relationship with many of these specialized brokers dates back to the inception of this market. The Company believes, due to its position in this market, new brokers could be added.

    The Company sells GICs through specialized GIC brokers, fund managers, employee benefit investment advisors and directly to large employee benefit plans. The Company sells Funding Agreements through institutional accredited investors or banks acting in a fiduciary capacity.

    CAREER OR DEDICATED SALES FORCES

    Career or dedicated sales forces consist primarily of non-employees who sell products of the Company on an exclusive basis and to a lesser extent, a sales force employed directly by the Company. All non-employee career or dedicated sales force agents are affiliated with an insurance agency. Career or dedicated sales forces are compensated by the Company primarily on a commission basis.

    The Company's long-term care insurance policies are sold through a network of specialized career agents who sell these products exclusively. The Company believes that long-term care insurance policies will account for an increasing percentage of the Company's premiums due to the growing demand for such products among senior citizens. Prospective customers are reached through direct mail advertising and referrals. The Company contributes leads generated through these advertising campaigns to agents.

    The Company has another group of non-employee career agents who specialize in selling the Company's annuity, life insurance and supplemental accident and health insurance products to residents of farm and rural communities. Prospective customers are reached through direct mail, policyholder referrals and advertising in controlled circulation farming and ranching magazines. In 1991, a predecessor to the Company entered into an agreement with The Farm Progress Companies, Inc. ("Farm Progress," a wholly owned subsidiary of ABC/Cap Cities, Inc.) under which Farm Progress agreed to exclusively advertise certain of the Company's products in its magazines until 2016.

    The Company's subsidiary, Life of Virginia, has an employee career agent force which specializes in selling life insurance products and annuities. This career force is heavily concentrated in the mid-Atlantic states.

    The Company provides certain of its career agents with sales leads generated through direct mail advertising campaigns. These campaigns target subscribers of certain publications or those with demographic characteristics that indicate a possible need for specific products and services. The Company believes that its lead generation programs provide its sales forces opportunities to increase their sales effectiveness.

    MARKETING THROUGH BUSINESSES AND AFFINITY GROUPS

    In 1996, the Company began selling supplemental accident and health insurance and universal life products through payroll deduction employer-sponsored programs. Under these programs, the Company enters into a contractual arrangement with a corporate customer permitting agents of the Company to market these products directly to the corporate customers' employees on site. Employees are able to pay premiums on products they purchase by means of automatic deductions from their paychecks.

    DIRECT MARKETING

    The Company's acquisition of Colonial Penn provides the Company with a substantial direct marketing distribution channel for personal automobile insurance. Direct marketing is a form of marketing in which a company and a customer deal directly with each other, rather than through an insurance agent. As a direct marketer, the Company deals directly with the public and endeavors to be the lowest cost provider in this market. The Company also uses direct mail and telemarketing to generate qualified leads for agents selling other products of the Company. Within the bank channel this approach has created new sales opportunities with bank customers.

    Direct marketing is also an additional distribution channel for the Company's credit-related products and supplemental accident and health insurance products, primarily through Union Fidelity Life Insurance Company ("Union Fidelity").

COMPETITION

    The Company operates in a highly competitive environment. While the Company believes it has assembled a unique collection of products and distribution channels, there are competitors that have also assembled a similar array of financial products and have similar strategic goals. The Company believes that the principal competitive factors in the sale of insurance are product features, commission structure, perceived stability of the insurer, claims paying ability ratings, service, name recognition and price. Many other insurance companies are capable of competing for sales in the Company's target markets. The Company's ability to compete is affected in part by its ability to provide competitive products and quality service to the insurance consumer, general agents, licensed insurance agents and brokers. However, the Company believes that it competes primarily on the basis of its high level of customer service, its financial strength and its competitively priced products.

    The Company's competition from banks and other financial institutions is likely to increase as the regulations currently in existence are revised by legislation, judicial determinations or administrative rulings. Although the effect of these developments on GE Financial Assurance and its subsidiaries and their competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products could be materially impacted in the future. Also, several proposals to repeal or modify the Glass-Steagall Act and the Bank Holding Company Act have been made by members of Congress and the Executive Branch. Certain of these proposals would repeal or modify the current restrictions that prevent banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, what their potential effect on the Company or its competitors would be.

RISK MANAGEMENT AND COMPLIANCE

    During the last few years GE Financial Assurance has grown rapidly through acquisitions. See "The Company--Significant Acquisitions." In an effort to integrate each acquired business, GE Financial Assurance maintains a strong commitment to risk management and compliance, and avails itself of GE Capital's long-standing strength and experience in risk management. For example, the Company's commitment to risk management processes and compliance includes requiring underwriting of all new products and reviews of all existing product performance, both of which are reviewed by a team of risk managers and actuaries. In addition, both internal and external periodic reviews of the Company's products, internal processes and pricing strategy are conducted. The Company also has committed to meeting Insurance Marketplace Standards Association (IMSA) certification and has instituted company-wide compliance initiatives such as centralized complaint databases and agent tracking and licensing.

YEAR 2000

    Year 2000 compliance programs and information systems modifications have been initiated in an attempt to ensure that these systems and key processes will remain functional. This objective is expected to be achieved either by modifying present systems using existing internal and external programming resources or by installing new systems, including enterprise systems, and by monitoring supplier and other third-party interfaces. While there can be no assurance that all such modifications will be successful, management does not expect that either costs of modifications or consequences of any unsuccessful modifications should have a material adverse effect on the Corporation's financial position, results of operations or liquidity.

UNDERWRITING

    Applications for most of the Company's underwritten insurance related products are individually reviewed and analyzed by the Company's dedicated underwriting staff based on standardized underwriting guidelines and procedures. After initial processing, each file is reviewed and additional information (such as medical examinations, attending physician's statements and special medical tests, if applicable) is obtained to make an underwriting decision. The independent sales agents and the Company's own sales staff do not retain any underwriting authority. The Company employs a professional underwriting staff of approximately 343 persons as of December 31, 1997 who collectively have an average of 15 years of experience in the insurance industry.

RESERVES

    In accordance with applicable insurance regulations, the Company establishes and carries as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. The reserves are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Reserves include unearned premiums, premium deposits, claims reported but not yet paid, claims incurred but not reported and claims in the process of settlement.

    For the Company's individual life policies, universal life and interest-sensitive whole life policies, reserves are set according to premiums collected, plus interest, less charges. Reserves for other fixed death benefit and supplemental accident and health policies are based on assumed investment yield, persistency, mortality and morbidity as per commonly used actuarial tables, expenses and margins for adverse deviations. For the Company's accident and health policies, the level of reserves is based on a variety of factors including particular diagnoses, termination rates and benefit payments.

    The stability of the Company's annuity and other interest-sensitive life insurance reserves is enhanced by policy restrictions on withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period ranging from five years to twenty years. Such surrender charge is initially a percentage of the accumulation value, which varies by product, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect the Company from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates, thereby lengthening the effective duration of policy liabilities and improving the Company's ability to maintain profitability on such policies. The Company's reserves comply in all material respects with state insurance department statutory requirements; however, in the Consolidated Financial Statements, insurance reserves are determined in accordance with GAAP, which may vary from statutory requirements.

REINSURANCE

    The Company follows the usual industry practice of reinsuring ("ceding") portions of its life insurance risks with other companies, a practice that permits it to write policies in amounts larger than the risk it is willing to retain on any one life, and also to continue writing a larger volume of new business. The maximum amount of individual ordinary life insurance normally retained by the Company on any one life policy is $1,000,000. Certain supplemental accident and health and long-term care policies are reinsured on either a quota share or excess of risk basis. The Company cedes insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and, to a lesser extent, on a facultative basis, under which the reinsurer's prior approval is required on each risk reinsured. Use of reinsurance does not discharge an insurer from liability on the insurance ceded. An insurer is required to pay the full amount of its insurance obligations regardless of whether it is entitled or able to receive payments from its reinsurer. The principal reinsuring companies (and their corresponding A.M. Best ratings) at December 31, 1997 were: Employers Reassurance Corporation, whose parent, GE Global Insurance Holding Corporation, is an affiliate of the Company, rated A++; UNUM, rated A++; Combined Insurance Company of America, rated A+; American United Life Insurance Company, rated A+; IDS Life Insurance Company, rated A+; The Lincoln National Life Insurance Company, rated A+; Reinsurance Group of America, rated A+; Transamerica Occidental Life Insurance Company, rated A+; Phoenix Home Life Mutual Insurance Company, rated A; and Swiss Re Life Company of America, rated A. The Company has not experienced any material difficulties in collecting from reinsurers.

INVESTMENTS

    The Company manages its investment portfolio to meet the diversification, credit quality, yield and liquidity requirements of its policy liabilities by investing primarily in fixed maturity instruments, including government and corporate bonds, mortgage backed bonds, and mortgage loans on real estate. At December 31, 1997, the Company held $37.2 billion, or 94.3% of its investment portfolio, in fixed maturity instruments and mortgage loans. The Company's investment philosophy focuses on purchasing assets the durations of which approximate policyholder obligations. To match some of its longer term policy liabilities, the Company has followed a strategy of buying bonds with adequate call protection. The Company also invests in preferred stock, policy loans, short-term securities and other investments, which comprised the remaining 5.7% of its investment portfolio at December 31, 1997.

    The Company primarily purchases investment-grade (BBB-/Baa3 or above) bonds. At December 31, 1997, $30.6 billion, or 88.6%, of the fixed maturity securities held by the Company were bonds rated by a rating agency (S&P or Moody's), or were government/agency bonds. The remaining $3.9 billion, or 11.4%, was comprised primarily of private placement bonds not rated by either rating agency. At December 31, 1997, the Company held $1,278 million of bonds rated below investment grade (excluding split-rated bonds). In addition, the Company held $263 million of "not-rated" bonds which the Company believes are below investment grade. Below investment grade bonds include those bonds originally purchased as investment grade but subsequently downgraded in rating, as well as bonds purchased as below investment grade. The Company holds this small percentage of below investment grade bonds in order to enhance the yield on its investment portfolio.

    Investments in mortgage backed bonds include $7,216 million in collateralized mortgage obligations (CMOs) and asset-backed securities and $1,337 million of pass-through securities. These bonds are secured primarily by pools of residential mortgages and generally carry high credit ratings. Approximately 45% of the mortgage-backed bonds are backed by securities issued by Government National Mortgage Association, Federal Home Loan Mortgage Corporation, or Federal National Mortgage Association. In the aggregate, the mortgage-backed bonds had an average rating of AAA/Aaa at December 31, 1997. Most CMO and pass-through securities are subject to prepayment and extension risk (i.e. principal can be received earlier or later than anticipated, based on the rate of mortgage prepayments in the underlying residential mortgage pools).

    At December 31, 1997, the Company's investments in equity securities totalled $416 million, of which $372 million was preferred stock and $44 million was common stock. The investments in preferred stock generally pay dividends on a quarterly basis at yields comparable to bonds.

    The Company has classified all of its fixed maturity and equity securities as available-for-sale. Therefore, these securities are carried on the balance sheet at current fair values and marked to market quarterly. Changes in market value, net of the effect on present value of future profits, deferred policy acquisition costs and deferred income taxes, are recorded as unrealized appreciation or depreciation directly in shareholder's interest and, accordingly, have no effect on net income. At December 31, 1997, the amortized cost basis of the Company's fixed maturity securities was $33,263 million, representing net unrealized gains of $1,274 million, while the cost basis of equity securities was $386 million, representing net unrealized gains of $30 million.

    The Company's mortgage loan portfolio consisted of 1,898 loans at December 31, 1997. The loans, which are originated through a network of mortgage bankers, are made only on completed, leased properties and have a maximum loan-to-value ratio of 75% at the date of origination. Commercial loans comprise the majority of the portfolio, with $1,284 million (48.1%), $566 million (21.2%) and $402 million (15.1%) attributable to the retail, industrial and office sectors, respectively. The remainder of the loans, $415 million (15.6%), are attributable to the residential and other miscellaneous sectors. The mortgage loans are secured by property throughout the U.S., with concentrations in the Pacific region (32.2%) and the South Atlantic region (25.5%).

    Certain policies issued by the Company allow the policyholders to borrow against the policy. These loans are classified in the asset side of the balance sheet as Policy Loans. At December 31, 1997, the outstanding loans of $1,066 million bore interest at an average rate of 8.5%, which is determined by the terms of the policy.

    Other invested assets of $497 million at December 31, 1997 were comprised of several types of assets. The Company has made investments in mutual funds offered by the Company's mutual fund and variable annuity distribution channels of $120 million in order to provide seed money for these funds. Pursuant to a periodic review of its asset allocation strategy, the Company has also made investments in limited partnerships ($336 million) and real estate and other properties ($12 million) in order to achieve higher investment returns on an incremental portion of the portfolio.

                              INVESTMENT PORTFOLIO

                                                                                        DECEMBER 31, 1997
                                                                              --------------------------------------
                                                                              FAIR MARKET VALUE  PERCENTAGE OF TOTAL
                                                                              -----------------  -------------------

                                                                                      (DOLLARS IN MILLIONS)
Fixed Maturity Securities--Available For Sale(1)
  U.S. Government and Agencies..............................................     $     1,705                4.3%
  State and Municipal.......................................................              53                0.1
  Foreign Government........................................................             120                0.3
  Foreign Corporate.........................................................           1,716                4.4
  U.S. Corporate............................................................          22,390               56.7
  Mortgage Backed(2)........................................................           8,553               21.7
                                                                                     -------              -----
    Total Fixed Maturity Securities.........................................          34,537               87.5
                                                                                     -------              -----
Equity Securities--Available For Sale(3)
  Common Stock..............................................................              44                0.1
  Preferred Stock, Non-Redeemable...........................................             372                0.9
                                                                                     -------              -----
    Total Equity Securities.................................................             416                1.0
                                                                                     -------              -----
Mortgage Loans on Real Estate, Net..........................................           2,667                6.8
Policy Loans................................................................           1,066                2.7
Short Term Investments......................................................             286                0.7
Other Invested Assets
  Mutual Funds..............................................................             120                0.3
  Limited Partnerships......................................................             336                0.9
  Properties Held For Investment............................................               4                 --
  Real Estate Owned.........................................................              12                 --
  Other Assets..............................................................              25                0.1
                                                                                     -------              -----
    Total Other Invested Assets.............................................             497                1.3
                                                                                     -------              -----
Total Investments...........................................................     $    39,469              100.0%
                                                                                     -------              -----
                                                                                     -------              -----

------------------------

(1) Fixed maturity securities available-for-sale are stated at current market values. Amortized cost of fixed maturity securities available-for-sale at December 31, 1997 was $33,263 million, representing net unrealized gains of $1,274 million. Changes in market value, net of the effect on present value of future profits, deferred policy acquisition costs and deferred federal income taxes, are reflected as unrealized appreciation or depreciation directly in shareholder's interest and, accordingly, have no effect on net income.

(2) Mortgage Backed Securities are comprised of CMOs ($7,216 million) and Pass-throughs ($1,337 million).

(3) Equity securities available-for-sale are stated at current market values. The cost basis of equity securities available-for-sale at December 31, 1997 was $386 million, representing net unrealized gains of $30 million. Changes in market value, net of the effect on present value of future profits, deferred policy acquisition costs and deferred federal income taxes, are reflected as unrealized appreciation or depreciation directly in shareholder's interest and, accordingly, have no effect on net income.

    The following table summarizes the Company's investment results for the periods indicated.

                               INVESTMENT RESULTS

                                                                               YEARS ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1995       1996       1997
                                                                            ---------  ---------  ---------

                                                                                 (DOLLARS IN MILLIONS)
Total Invested Assets(1)..................................................  $  16,417  $  24,144  $  36,641
Net Investment Income(2)..................................................  $   1,194  $   1,773  $   2,755
Effective Yield(3)........................................................        7.5%       7.6%       7.8%
Net Realized Investment Gains(4)..........................................  $       6  $      15  $      77

------------------------

(1) Average of cash and total invested assets on an amortized cost basis, adjusted for impact of timing on acquired companies.

(2) Net investment income is net of investment expenses and excludes capital gains or losses or provision for income taxes.

(3) Net investment income divided by the sum of the (i) average cash and total invested assets minus (ii) one-half of net investment income.

(4) Excludes provision for income taxes.

    The credit quality of the Company's bond portfolio as stated below is based upon the higher of the ratings published by S&P or Moody's.

                            PORTFOLIO CREDIT QUALITY

                                                                                             DECEMBER 31, 1997
                                                                                          ------------------------
                                                                                          FAIR MARKET  PERCENTAGE
                                                                                             VALUE      OF TOTAL
                                                                                          -----------  -----------

                                                                                           (DOLLARS IN MILLIONS)
Agencies and Treasuries.................................................................   $   5,847         16.9%
AAA/Aaa.................................................................................       4,102         11.9
AA/Aa...................................................................................       2,183          6.3
A/A.....................................................................................       8,831         25.6
BBB/Baa.................................................................................       8,345         24.2
BB/Ba...................................................................................         979          2.8
B/B.....................................................................................         297          0.9
CCC/Caa.................................................................................           2           --
Not Rated...............................................................................       3,951         11.4
                                                                                          -----------       -----
    Total...............................................................................   $  34,537        100.0%
                                                                                          -----------       -----
                                                                                          -----------       -----

    As of December 31, 1997, the Company's bond portfolio had an average rating of A+/A1. According to S&P and Moody's, bonds which are rated "A" possess many favorable investment attributes and are to be considered as upper medium grade obligations. S&P applies "+" and "-" modifiers in each generic rating classification from AA to CCC. Moody's applies numerical modifiers "1", "2" and "3" in each generic rating classification from Aa to B. Modifier "1" indicates a bond in the higher end of a generic rating classification.

    Fixed maturity securities with ratings ranging from AAA/Aaa to BBB-/Baa3 are generally regarded as investment grade. Some agencies and treasuries (that is, those securities issued by the U.S. Government or an agency thereof) are not rated, but are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the credit quality of the security.

    At December 31, 1996 and 1997, there were fixed maturity securities in default with a fair value of $14 million and $8 million, respectively.

    The following table sets forth scheduled maturities for the Company's investments in fixed maturities at December 31, 1997.

                              SCHEDULED MATURITIES

                                                                                             DECEMBER 31, 1997
                                                                                          ------------------------
                                                                                          FAIR MARKET  PERCENTAGE
                                                                                            VALUES      OF TOTAL
                                                                                          -----------  -----------

                                                                                           (DOLLARS IN MILLIONS)
Due in one year or less.................................................................   $   1,054          3.1%
Due after one year through five years...................................................       6,027         17.4
Due after five years through 10 years...................................................       6,084         17.6
Due after 10 years......................................................................      12,819         37.1
Mortgage-Backed Bonds...................................................................       8,553         24.8
                                                                                          -----------       -----
    Total...............................................................................   $  34,537        100.0%
                                                                                          -----------       -----
                                                                                          -----------       -----

    Expected maturities may differ from scheduled maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1997, $5,761 million of the Company's investments (excluding mortgage-backed bonds) were subject to certain call provisions.

INSURANCE REGULATION

    GENERAL REGULATION AT STATE LEVEL

    The insurance business of the Company is subject to comprehensive state and federal regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amounts and valuations of investments permitted.

    As a holding company with no significant business operations of its own, the Company relies on dividends from its subsidiaries as the principal source of cash to meet its obligations, including the payment of principal and interest on the Debt Securities. The Company's insurance subsidiaries are subject to various state statutory and regulatory restrictions, applicable generally to each insurance company in its state of domicile, which limit the amount of dividends or distributions an insurance company may pay to its shareholders without regulatory approval.

    The Company's principal insurance subsidiaries are domiciled in the states of Delaware, Florida, Illinois, Indiana, New York, Ohio, Pennsylvania, Virginia and Washington. Each of these states has laws and regulations which govern the parameters for approval and payment of dividends.

    Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on 10% of the prior year surplus (net of adjustments in some cases) and prior year statutory income (net gain from operations, net income adjusted for realized capital gains, or net investment income). Dividends paid or distributed within any twelve consecutive months in excess of the prescribed limits or the company's earned surplus are deemed extraordinary and require formal state insurance commission approval.

    Delaware (GE Capital Assurance), Washington (Great Northern Insured Annuity Corporation), Indiana (Federal Home Life Insurance Company), Ohio (The Harvest Life Insurance Company), Illinois (Union Fidelity) and Pennsylvania (Colonial
Penn) allow companies to pay dividends up to the greater of 10% of prior year surplus or 100% of prior year statutory net gain from operations to the extent of their earned surplus; however, Ohio requires companies to adjust the net gain from operations to include realized investment gains in the computation of prior year statutory net income. Florida (PHF Life Insurance Company) allows companies to pay dividends up to the greater of 10% of prior year surplus adjusted for unrealized gains or 100% of prior year statutory net income (including realized capital gains). Virginia (Life of Virginia, First Colony) allows companies to pay dividends up to the lesser of 10% of prior year surplus or 100% of prior year statutory net gain from operations, to the extent of earned surplus. New York (GE Capital Life Assurance of New York, American Mayflower Life Insurance Company of New York) requires regulatory approval for the payment of any dividends.

    Each insurance subsidiary's dividend capacity is calculated separately; therefore, total dividend capacity for the Company is driven in part by its legal structure. Union Fidelity and Colonial Penn are owned directly by the Company and GE Capital Assurance is owned directly by GNA Corporation which is, in turn, owned 100% by GE Financial Assurance. All other insurance subsidiaries are 100% owned by GE Capital Assurance, except for Life of Virginia and First Colony which are owned 80% by GE Capital Assurance and 20% by GE Financial Assurance. Thus, the Company's dividend capacity is the sum of capacity for GE Capital Assurance, Union Fidelity, Colonial Penn and 20% of First Colony and Life of Virginia. GNA Corporation, which is a holding company, is not subject to the regulatory restrictions on dividends imposed on the Company's insurance subsidiaries.

    Insurance laws of the states in which the Company's insurance subsidiaries are domiciled generally provide that no person may acquire control of the Company, and thus indirect control of these insurance company subsidiaries, without the prior approval of the appropriate insurance regulators. In general, any person who acquires beneficial ownership of 10% (5% in Florida) or more of the voting securities of the Company would be presumed to have acquired such control, although the appropriate insurance regulators, upon application, may determine otherwise.

    Each insurance company is required to file detailed annual reports with supervisory departments in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such departments at regular intervals. Each of the Company's life insurance subsidiaries prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance departments of their respective states of domicile. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules.

    Life insurance companies are required to establish an Asset Valuation Reserve ("AVR") consisting of two components: (i) a "default component" which provides for future credit-related losses on fixed maturity investments and (ii) an "equity component" which provides for losses on all types of equity investments, including real estate. The AVR required by the Company's insurance subsidiaries totaled $410 million and $348 million at December 31, 1996 and 1997, respectively. The default component totaled $375 million and $292 million, while the equity component totaled $35 million and $56 million at December 31, 1996 and 1997, respectively. Insurers are also required to establish an Interest Maintenance Reserve ("IMR") for fixed maturity net realized capital gains and losses, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. The IMR required by the Company's insurance subsidiaries totaled $278 million and $286 million at December 31, 1996 and 1997, respectively. This reserve is primarily the deferral of gains from the sale of bonds in prior periods. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect financial statements of the Company prepared in accordance with GAAP. Although future additions to AVR will reduce the future statutory surplus of the Company's insurance subsidiaries, the Company does not believe that the impact under current regulations of such reserve requirements will materially affect the ability of its insurance subsidiaries to grow their statutory surplus and pay dividends to the Company in the future.

    The NAIC's Insurance Regulatory Information System (IRIS) is a series of 12 ratios historically used as an early warning system to help regulators identify insurance companies experiencing notable changes in its business operations and financial conditions. Ratio results falling outside of the established upper or lower limits are designated as unusual ratios. Although the ratios are calculated and distributed to companies, their usefulness as a regulatory surveillance tool has diminished in recent years with the calculation and reporting of risk-based capital described below. Additionally, the IRIS ratios have not been updated to reflect the changing insurance market, regulation, and operations for many years.

    The NAIC has adopted risk-based capital ("RBC") standards, which are used to determine the amount of Total Adjusted Capital (as defined by the NAIC) that a life insurance company must have, taking into account the risk characteristics of such company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve and other items, with the factor being higher for items with greater underlying risk and lower for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.

    The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of the company's Total Adjusted Capital to its Authorized Control Level RBC ("ACL") (as defined by the NAIC). If a company's Total Adjusted Capital is less than 200% of its ACL but greater than or equal to 150% of its ACL, or if a negative trend has occurred (as defined by the NAIC) and Total Adjusted Capital is less than 250% of its ACL, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. If a company's Total Adjusted Capital is less than 150% of its ACL but greater than or equal to 100% of its ACL, in addition to the above required actions, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. If a company's Total Adjusted Capital is less than 100% of its ACL but greater than or equal to 70% of its ACL, in addition to the above required actions, the regulatory authority may take any action it deems necessary, including placing the company under its control. If a company's Total Adjusted Capital is less than 70% of its ACL, the regulatory authority is mandated to place the company under its control. The Total Adjusted Capital for each of the Company's insurance subsidiaries is in excess of 250% of their respective ACL.

    In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. None of the recent regulatory examinations have disclosed any findings that would have a material adverse impact on the Company.

    REGULATORY INITIATIVES

    State insurance regulators and the NAIC are continually re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. These initiatives may be adopted by the various states in which the Company's insurance subsidiaries are licensed, but the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on the Company's operations, and there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.

    Recently, state regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct. For example, the NAIC has adopted the NAIC Model Life Insurance Illustrations Regulation, which applies to group and individual life insurance policies and certificates, and the Market Conduct Examiners Handbook which sets out required parameters for such examinations. State regulators have imposed significant fines on various insurers for improper market conduct. The American Council on Life Insurance is establishing the Insurance Market Place Standards Association, a self-regulatory organization, to implement its Principles and Code of Ethical Life Insurance Market Conduct, which includes a third-party assessment procedure. Market conduct also has become one of the criteria used to establish the ratings of an insurance company. For example, A.M. Best's ratings analysis now includes a review of the insurer's compliance program. Management does not believe that these market conduct initiatives will have a material adverse effect on its business, financial condition or results of operation.

    In addition, the NAIC has issued the Valuation of Life Insurance Policies Model Regulation, which would establish new minimum reserve requirements for individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must enact the model regulation. If these reserve standards were adopted in their current form, companies selling certain individual life insurance products such as term life products with guaranteed premium periods and universal life products with no-lapse guarantees would be required to adjust reserves for policies issued after the respective state-by-state effective dates. It is impossible at this time to predict if the model regulation will be enacted and, if enacted, when it will become applicable, in any of the states in which the Company's insurance subsidiaries are domiciled. However, the Company anticipates no material impact as a result of the enactment of this regulation.

    ASSESSMENTS AGAINST INSURERS

    Under the insurance guaranty fund laws existing in each state, the District of Columbia and Puerto Rico, licensed insurers can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these states do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide for annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. The Company's insurance subsidiaries paid assessments of $11 million, $9 million and $14 million in 1995, 1996 and 1997, respectively. Since such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the amount or timing of any future assessment on the Company's insurance subsidiaries. However, based on the best information presently available, management believes the Company's total future assessments will not be material to its business, financial condition or results of operation.

    REGULATION AT FEDERAL LEVEL

    Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry and thus the Company. For example, Congress has from time to time considered legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products, the removal of barriers preventing banks from engaging in the insurance business, changes in ERISA regulations, the alteration of the federal income tax structure and the availability of Section 401(k) or individual retirement accounts. In particular, Congress has reviewed various proposals to repeal or modify the McCarran-Ferguson Act (which exempts the insurance industry from certain federal laws), the Glass-Steagall Act (which restricts banks from engaging in the securities-related business) and the Bank Holding Company Act (which prohibits banks from being affiliated with insurance companies).

    Moreover, the United States Supreme Court held on January 18, 1995 in NATIONSBANK OF NORTH CAROLINA V. VARIABLE ANNUITY LIFE INSURANCE COMPANY that annuities are not insurance for purposes of the National Bank Act. In addition, the Supreme Court also held on March 26, 1996 in BARNETT BANK OF MARION COUNTY
V. NELSON that state laws prohibiting national banks from selling insurance in small town locations are preempted by federal law. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services, thereby increasing competition for the Company. At present, the extent to which banks can sell insurance and annuities without regulation by state insurance departments is being litigated in various courts in the United States. Although the effect of these recent developments on the Company and its competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products may be materially impacted in the future.

SECURITIES LAWS

    Certain of the Company's subsidiaries and certain policies and contracts offered by them are subject to regulation under the federal securities laws administered by the Commission and certain state securities laws. Certain separate accounts of the Company's insurance subsidiaries are registered as investment companies under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Separate accounts through which certain variable annuity contracts and certain variable insurance policies issued by the Company's insurance subsidiaries are made available are also registered under the Securities Act. Certain other subsidiaries of the Company are registered as broker-dealers under the Exchange Act and are members of, and subject to regulation by, the National Association of Securities Dealers, Inc.

    Certain of the Company's subsidiaries are investment advisors registered under the Investment Advisers Act of 1940, as amended. The investment companies managed by such subsidiaries are registered with the Commission under the Investment Company Act and the shares of certain of these entities are qualified for sale in certain states in the United States and the District of Columbia. Certain subsidiaries of the Company are also subject to the Commission's net capital rules.

    In October 1996, the National Securities Markets Improvements Act of 1996 was enacted into law. Of particular interest to the variable products industry are the provisions establishing a new "reasonableness standard" for all fees and charges in variable annuity and variable life insurance policies. Because insurers no longer will have to explain each and every component of their fees and charges to the Commission, and instead will be subject to an overall reasonableness standard for aggregate fees and charges, the Company believes the legislative changes will provide the industry with greater flexibility in product design. However, given the significant barriers to market entry, such as entering into relationships with broker-dealers and systems constraints, the Company believes that the legislation overall will have a minimal competitive impact.

    All aspects of the Company's investment advisory activities are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit investment advisory clients and investment company stockholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.

ERISA CONSIDERATIONS

    Enacted into law on August 20, 1996, the Small Business Protection Job Act (the "SBPJA") offered insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY V. HARRIS TRUST & SAVINGS BANK (the "Harris Trust Decision") in which the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA. The pertinent SBPJA provisions provide that generally all persons are protected from liability in connection with prohibited transactions on the basis of a claim that the assets of an insurer constitute the assets of a plan for conduct occurring prior to 18 months following the Department of Labor's issuance of proposed regulations. However, insurers remain subject to federal criminal law and liable for actions brought by the Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBPJA also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will be permanently grandfathered if they meet the requirements of regulations the United States Department of Labor has to issue by December 31, 1997. The SBPJA further provides that contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies, will be subject to ERISA. Although the Company does not believe that the Harris Trust Decision had a material adverse effect on its business, financial condition or results of operations, the Company supported and welcomed the enactment of the aforementioned provisions of the SBPJA as a means to remove an area of potential exposure for the insurance industry generally.

    With respect to employee welfare benefit plans subject to ERISA, Congress periodically has considered amendments to the law's federal preemption provision, which would expose the Company, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

                                USE OF PROCEEDS

    Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the Company intends to apply the net proceeds from the sale of any Debt Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

  NINE MONTHS                                                          THREE MONTHS
     ENDED                    YEAR ENDED DECEMBER 31,                      ENDED
 DECEMBER 31,    --------------------------------------------------      MARCH 28,
     1993           1994         1995         1996         1997            1998
---------------  -----------  -----------  -----------  -----------  -----------------
          51             42           57           63           22              10

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of annual rentals, which GE Financial Assurance believes is a reasonable approximation of the interest factor of such rentals.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities are to be issued in one or more series under an Indenture (the "Indenture"), between GE Financial Assurance and The Chase Manhattan Bank (the "Trustee"). The Indenture does not limit the amount of Debt Securities or other unsecured, senior debt which may be issued thereunder or limit the amount of other debt, secured or unsecured, which may be issued by GE Financial Assurance. The Debt Securities will be obligations exclusively of GE Financial Assurance. GE Financial Assurance is a non-operating holding company which conducts business through its subsidiaries and the Debt Securities will be effectively subordinated to the liabilities of GE Financial Assurance's subsidiaries, including substantial claims for policy benefits under contracts of insurance. Since GE Financial Assurance's subsidiaries are subject to regulatory control by various state insurance departments and other foreign insurance regulatory authorities, the ability of such subsidiaries to pay dividends or make loans or advances to GE Financial Assurance without prior regulatory approval is limited by applicable laws and regulations. During 1996 and 1997, no dividends were paid to GE Financial Assurance. See "The Company--Insurance Regulation."

    The statements under this heading are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

    Reference is made to the Prospectus Supplement accompanying this Prospectus for the terms specified by GE Financial Assurance pursuant to the Indenture of, and other information with respect to, the Debt Securities being offered thereby, including: (1) the designation, the aggregate principal amount and the authorized denominations of such Debt Securities; (2) the percentage of their principal amount at which such Debt Securities will be issued; (3) the date or dates on which such Debt Securities will mature; (4) the currency, currencies or currency units in which the payments on such Debt Securities will be payable;
(5) the rate or rates at which such Debt Securities will bear interest, if any, or the method of determination of such rate or rates; (6) the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any such interest shall be payable; (7) the prices, if any, at which, and the dates at or after which, such Debt Securities must or may be repaid, repurchased or redeemed and (8) the exchanges, if any, on which the Debt Securities may be listed. (Section 2.02.) Interest, if any, is to be payable to the persons, and in the manner, specified in the Prospectus Supplement accompanying this Prospectus and, unless otherwise specified in such Prospectus Supplement, will be computed on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10.)

    The Debt Securities will be unsecured and will rank PARI PASSU (equally and ratably) with all other unsecured and unsubordinated indebtedness of GE Financial Assurance.

    Some of the Debt Securities may be issued as discounted Debt Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement with respect to any such Debt Securities.

    The Indenture does not contain any provisions that limit the ability of GE Financial Assurance to incur indebtedness or that afford holders of Debt Securities protection in the event GE Capital, as sole shareholder of GE Financial Assurance, causes GE Financial Assurance to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

GLOBAL DEBT SECURITIES, DELIVERY AND FORM

    The Debt Securities may be issued in the form of one or more global securities (a "Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in an appropriate Prospectus Supplement and registered in the name of the Depositary or a nominee thereof. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred, except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

    The Indenture permits GE Financial Assurance and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of each series affected outstanding, to add any provisions to or change in any manner or eliminate any of the provisions of the Indenture or modify in any manner the rights of the holders of Debt Securities of each such series, PROVIDED that no such addition or modification shall (i) among other things, extend the fixed maturity of any Debt Securities or reduce the principal amount thereof (including in the case of a discounted Debt Security the amount payable upon acceleration of the maturity thereof), reduce the redemption premium thereon or reduce the rate or extend the time of payment of interest, if any, thereon, or (ii) reduce the aforesaid percentage of principal amount of such Debt Securities of any series, the consent of the holders of which is required for any addition or modification or any waiver of any past default, without in each case the consent of the holder of each such Debt Security so affected. (Section 10.02.)

EVENTS OF DEFAULT

    An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being: (a) default in any payment of principal or premium, if any, on any Debt Security of such series; (b) default for 30 days in the payment of any interest on any Debt Security of such series; (c) default in the making or satisfaction of any sinking fund payment or analogous obligation on the Debt Securities of such series; (d) default for 60 days after written notice to GE Financial Assurance by the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of such series in the performance of any other covenant in respect of the Debt Securities of such series contained in the Indenture; (e) a default, as defined, with respect to any other series of Debt Securities outstanding under the Indenture or as defined in any other indenture or instrument evidencing or under which GE Financial Assurance has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GE Financial Assurance shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof by the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of such series (PROVIDED, that the resulting Event of Default with respect to such series of Debt Securities may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness); or (f) certain events of bankruptcy, insolvency or reorganization. (Section 6.01.) The Indenture requires GE Financial Assurance to deliver to the Trustee annually a written statement as to the presence or absence of any default under the terms thereof. (Section 4.05.) No Event of Default with respect to a particular series of Debt Securities under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. The Indenture provides that the Trustee may withhold notice to the holders of any series of Debt Securities issued thereunder of any default (except in the payment of principal, premium, if any, or interest, if any, on any of the Debt Securities of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series) if the Trustee considers it in the interest of such securityholders to do so. (Section 6.08.)

    The Indenture provides that during the continuance of an Event of Default with respect to any series of Debt Securities, either the Trustee or the holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all such Debt Securities to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Debt Securities then outstanding. The Indenture provides that past defaults with respect to a particular series of Debt Securities (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series, or the payment of any sinking fund instalment or analogous obligation on the Debt Securities of such series or in respect of a covenant or provision which cannot be modified without the consent of the holder of each Debt Security affected) may be waived on behalf of the holders of all Debt Securities of such series by the holders of a majority in principal amount of such Debt Securities then outstanding. (Sections 6.01 and 6.07.)

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default with respect to any series of Debt Securities shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Debt Securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02.) Subject to such indemnification provision, the Indenture provides that the holders of a majority in principal amount of the Debt Securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, PROVIDED that the Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07.)

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank acts as trustee under several indentures with affiliates of GE Financial Assurance and other subsidiaries of GE Company.

    Any material business and other relationships (including additional trusteeships), other than the present and prospective trusteeships referred to in the foregoing paragraph, between, on the one hand, GE Financial Assurance, GE Company or other affiliates of GE Company and, on the other hand, each Trustee under any Indenture pursuant to which any of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus relates are to be issued, are described in such Prospectus Supplement.

                              PLAN OF DISTRIBUTION

    GE Financial Assurance may sell any issue of the Debt Securities in any one or more of the following ways: (i) through one or more underwriters or dealers;
(ii) directly to one or more purchasers; or (iii) through one or more agents.

    From time to time, GE Financial Assurance may receive, and may solicit, offers from underwriters to purchase all or a part of the Debt Securities, to be reoffered to the public through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone or otherwise. The managing underwriter or underwriters, if any, with respect to the offer and sale of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus relates are set forth in such Prospectus Supplement and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. GE Financial Assurance will execute an underwriting agreement (the "Underwriting Agreement") with any such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public. Such Prospectus Supplement also states the discounts and commissions, if any, to be allowed or paid to the underwriters by GE Financial Assurance, and describes all other items, if any, constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any. If underwriters or dealers are used in the sale, the Debt Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriter or dealer at the time of sale. The relevant Underwriting Agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and GE Financial Assurance will agree, under the Underwriting Agreement, to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

    Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by GE Financial Assurance to such agent will be set forth, in the Prospectus Supplement accompanying this Prospectus. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents and dealers may be entitled under agreements entered into with GE Financial Assurance to indemnification by GE Financial Assurance against certain civil liabilities, including liabilities under the Securities Act of 1933.

    For further information with respect to the terms of the offering of Debt Securities in respect of which this Prospectus is being delivered, see the Prospectus Supplement accompanying this Prospectus.

                                 LEGAL MATTERS

    Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, certain legal matters in connection with the Debt Securities will be passed upon for GE Financial Assurance by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and for the underwriters, agents or dealers by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS


    The financial statements and schedules of GE Financial Assurance and consolidated affiliates included in GE Financial Assurance's Registration Statement on Form 10/A, filed on July 9, 1998 with the Commission pursuant to
Section 12(g) of the 1934 Act have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Amex Life included in GE Financial Assurance's Registration Statement on Form 10/A, filed on July 9, 1998 with the Commission pursuant to Section 12(g) of the 1934 Act have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



    The 1996 financial statements of Life of Virginia included in GE Financial Assurance's Registration Statement on Form 10/A, filed on July 9, 1998 with the Commission pursuant to Section 12(g) of the 1934 Act have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such report, dated January 15, 1997, contains an explanatory paragraph that states that effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of Life of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.



    The 1995 and 1994 financial statements of Life of Virginia included in GE Financial Assurance's Registration Statement on Form 10/A, filed on July 9, 1998 with the Commission pursuant to Section 12(g) of the 1934 Act have been incorporated herein in reliance upon the report of Ernst & Young LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



    The financial statements of First Colony included in GE Financial Assurance's Registration Statement on Form 10/A, filed on July 9, 1998 with the Commission pursuant to Section 12(g) of the 1934 Act have been incorporated herein in reliance upon the report of Coopers & Lybrand LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing Fee for Registration Statement...................................  $ 303,031
Accounting Fees and Expenses............................................    350,000
Fees to GE Financial Assurance's Counsel................................    200,000
Trustee's Fees and Expenses (including counsel fees)....................     20,000
Blue Sky filing and counsel fees........................................     20,000
Printing and Engraving Fees.............................................    100,000
Rating Agency Fees......................................................    150,000
Miscellaneous...........................................................     50,000
                                                                          ---------
    Total...............................................................  $1,193,031
                                                                          ---------
                                                                          ---------

------------------------

*To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides that in certain circumstances a corporation may indemnify directors and officers against the reasonable expenses, (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that if such action, suit or proceeding shall be in the right of the corporation, indemnification shall be provided only against reasonable expenses (including attorney's fees) and no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation, unless and to the extent that the Court of Chancery of the State of Delaware or any other court in which the suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. A corporation shall be required to indemnify against reasonable expenses (including attorney's fees) any director or officer who successfully defends any such actions. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

    The By-Laws of GE Financial Assurance provide that each person who at any time is or shall have been a director, officer, employee or agent of GE Financial Assurance, or is or shall have been serving at the request of GE Financial Assurance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and his heirs, executors and administrators, shall be indemnified by GE Financial Assurance in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware.

    GE Financial Assurance intends to enter into one or more underwriting agreements which will include provisions regarding the indemnification of GE Financial Assurance and its officers and directors by one or more underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The directors of GE Financial Assurance are insured under officers and directors liability insurance policies purchased by GE Company. The directors, officers and employees of GE Company are also insured against fiduciary liabilities under the Employee Retirement Income Security Act of 1974.

ITEM 16. EXHIBITS.


   EXHIBIT
    NUMBER              DESCRIPTION
-----------             -----------------------------------------------------------------------------------------------------

        *1          --  Form of Underwriting Agreement.

        *4          --  Form of Indenture.

        *5          --  Opinion and consent of Simpson Thacher & Bartlett.

       *12          --  Computation of ratio of earnings to fixed charges.

      23.1          --  Consent of KPMG Peat Marwick LLP.

      23.2          --  Consent of Ernst & Young LLP.

      23.3          --  Consent of Coopers & Lybrand LLP.

     *23.4          --  Consent of Simpson Thacher & Bartlett is included in their opinion referred to in Exhibit 5 above.

       *24          --  Power of Attorney. (included on Signature Page)

       *25          --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The
                        Chase Manhattan Bank in respect of the Indenture filed as Exhibit 4(a).

       *27          --  Financial Data Schedule.


------------------------

*   Previously filed.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant, GE Financial Assurance Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 9th day of July 1998.



                                GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                By              /s/ STEPHEN N. DEVOS
                                     -----------------------------------------
                                                  Stephen N. DeVos
                                           Vice President and Controller


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
    /s/ MICHAEL D. FRAIZER        Officer and Chairman
------------------------------    (Principal Executive         July 9, 1998
      Michael D. Fraizer          Officer)

                                Senior Vice President and
     /s/ THOMAS W. CASEY          Chief Financial Officer
------------------------------    (Principal Financial         July 9, 1998
       Thomas W. Casey            Officer)

      /s/ LEON E. RODAY
------------------------------  Director                       July 9, 1998
        Leon E. Roday

    /s/ GEOFFREY S. STIFF
------------------------------  Director                       July 9, 1998
      Geoffrey S. Stiff

     /s/ STEPHEN N. DEVOS
------------------------------  Attorney-In-Fact               July 9, 1998
       Stephen N. DeVos

                                 EXHIBIT INDEX


   EXHIBIT
    NUMBER              DESCRIPTION
-----------             -----------------------------------------------------------------------------------------------------

        *1          --  Form of Underwriting Agreement.

        *4          --  Form of Indenture.

        *5          --  Opinion and consent of Simpson Thacher & Bartlett.

       *12          --  Computation of ratio of earnings to fixed charges.

      23.1          --  Consent of KPMG Peat Marwick LLP.

      23.2          --  Consent of Ernst & Young LLP.

      23.3          --  Consent of Coopers & Lybrand LLP.

     *23.4          --  Consent of Simpson Thacher & Bartlett is included in their opinion referred to in Exhibit 5 above.

       *24          --  Power of Attorney. (included on Signature Page)

       *25          --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The
                        Chase Manhattan Bank in respect of the Indenture filed as Exhibit 4(a).

       *27          --  Financial Data Schedule.


------------------------

*   Previously filed.